Exhibit 10.3

ISONICS CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

                                THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective February 6, 2008 (“Effective Date”), is made between Isonics Corporation, a California corporation (“Employer”), and Gregory A. Meadows (“Executive”).  Collectively Employer and Executive are referred to as the “parties.”

RECITALS

                                WHEREAS, the Board of Directors of Employer desires to provide for the continued employment of Executive.  Executive is willing to commit himself to continue to serve Employer, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties; and

                                WHEREAS, the Executive understands that the Employer’s financial condition is such that it has only limited working capital available and, as a result, Employer may not be able to perform all of its obligations hereunder timely or completely; and

                                WHEREAS, in order to effect the foregoing, Employer and Executive wish to enter into this Agreement on the terms and conditions set forth below.

AGREEMENT

                                NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

                                1.             Employment.

                                (a)           Employer hereby employs Executive, and Executive agrees to be employed as Chief Financial Officer, Vice President — Finance and Treasurer.   Executive will report to the Board of Directors.  Executive will devote substantially full time and attention to achieving the purposes and discharging the responsibilities of his positions.

                                (b)           Executive will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s employee manuals and handbooks, supervisor’s manuals and operating manuals.  Executive will perform all of Executive’s responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws.

                                (c)           Notwithstanding anything to the contrary contained in this Agreement, during the Employment Period, Executive may continue to engage directly or indirectly in other business ventures that he was engaged in as of the effective date of this Agreement and may engage in other business activities (including associating with other executives so long as such activities do not interfere with Executive’s duties and responsibilities under this Agreement, and so long as the nature and extent of such activities have been disclosed to, and approved by, the Compensation Committee of the Board of Directors (the “Compensation Committee”).  During Executive’s employment, Executive shall not engage in any other business activity that, in the reasonable judgment of the Compensation Committee of the Board of Directors, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

                                2.             Prior Agreements.  The Executive and Employer agree that all prior employment agreements and understandings between the Executive and Employer related to Executive’s employment be and hereby are cancelled and are of no further force or effect.

                                3.             Term of Employment.  The term of employment (“Term”) shall be for one year from the Effective Date unless terminated earlier in accordance with the terms and conditions of this Agreement.  The Term will automatically renew for successive one-year terms unless and until the Employer or the Executive provides notice at least 60 days in advance of the expiration of the current Term that the Employer or the Executive will not accept a renewal term.

                                4.             Compensation.  For the duration of Executive’s employment hereunder, the Executive will be entitled to compensation that will be computed and paid pursuant to the following subsections.

                                4.1          Base Salary.  Employer will pay to Executive a base salary (“Base Salary”) at an annual rate of One Hundred Eighty Thousand Dollars ($180,000), subject to withholdings, ratably in accordance with Employer’s policies, so long as Executive remains employed.  Executive’s Base Salary will be reviewed annually during the term of Executive’s employment by the Compensation Committee or the Board of Directors of Employer and may be increased based on such review.

                                4.2          Discretionary Cash Bonus.  Executive shall be eligible for a discretionary cash bonus (“Cash Bonus”) equal to an amount as determined by the Compensation Committee, which shall be based on the condition of Employer’s business and results of operations, the Compensation Committee’s evaluation of Executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Compensation Committee of the Employer.  Any Cash Bonus shall be paid in the Compensation Committee’s discretion.

                                4.3          Equity-based Compensation.  Executive shall be entitled to participate in all equity-based compensation plans offered by Employer to its employees and as determined by the Compensation Committee.

                                4.4          Performance Standards.  The Executive and the Employer agree that the Executive’s discretionary cash bonus and equity-based compensation will be based on the Executive’s and the Employer’s achievement of performance goals that may be established by the Compensation Committee after discussion with the Executive and his supervisors (if any).  Until the Employer and the Compensation Committee establish performance goals, the Executive’s discretionary cash bonus and equity based compensation will be wholly discretionary.

                                4.5          Discretionary Bonus.  In recognition of the Executive’s continuing efforts on the Employer’s behalf, the substantial risk that the Executive is taking by remaining with the Employer notwithstanding the Employer’s financial condition, the significant operational improvements accomplished by the Executive with other executives of the Employer since February 2007, the Executive’s willingness to enter into this Agreement, and other factors, the Employer agrees to pay Executive the sum of Fifty Thousand Dollars ($50,000) as a discretionary bonus, such payment to be made at the earlier of:

                                (a)           The Employer having sufficient working capital that is not committed for operations to allow the Employer to pay all (or a portion) of this bonus to the Executive with such approval and direction from the Compensation Committee.  If the Employer pays any portion of this bonus to the Executive, the Employer will pay the same proportionate amount of the bonus to other Executives who have entered into agreements similar to this Agreement, or

                                (b)           Termination of this Agreement pursuant to Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) or Article 7, below, in which case the discretionary bonus payable pursuant to this Section 4.5 will be payable on the same terms and over the same period as the severance pay is determined in Section 6.4 or (in the case of a termination under Article 7) Section 7.2.

The amount payable pursuant to this Section 4.5 will be reduced to zero in the event the Executive terminates this Agreement pursuant to Section 6.2(e) or if the Employer terminates this Agreement for Cause pursuant to Section 6.1.

                                5.             Other Benefits.

                                5.1          Certain Benefits.  Executive will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel on a basis commensurate with Executive’s position and in accordance with Employer’s policies from time to time, including, but not limited to, life insurance, disability insurance, retirement plans, profit-sharing plans, savings plans, stock option plans and other employee benefit plans and policies, but nothing herein shall require the adoption or maintenance of any such plan.  Notwithstanding the foregoing, Employer shall provide full medical and dental insurance coverage for Executive as currently provided by Administaff (or its successor) on the same terms as are then generally available to the Company’s senior executive officers, at no cost to Executive.

                                5.2          Paid Time Off (“PTO”) and Expenses.  For the duration of Executive’s employment hereunder, Executive will be provided such PTO (which includes vacations and sick leave) as Employer makes available to its management level employees generally as described in, and subject to the provisions of, Employer’s employee manual. Employer will reimburse

Executive in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

                                5.3          Directors and Officers Insurance.  During the term of this Agreement and for a three year period thereafter, and subject to the availability of adequate financing, Employer shall use its best efforts to have in effect at all times, at its expense and no cost to Executive, one or more directors and officers liability indemnification insurance policies (the “D&O Policies”) covering liabilities which may have accrued or that will be incurred by the performance of Executive’s services on behalf of Employer in the minimum benefit amount to be determined in good faith by the Board of Directors, and provided that all officers and directors are treated alike.

                                6.             Termination Or Discharge.

                                6.1          For Cause.  Employer will have the right to immediately terminate Executive’s services and this Agreement for “Cause.”  For the purposes of this Agreement, the term “for cause” shall mean:

                                (a)           any act of fraud or embezzlement materially adversely affecting the financial, market, reputation or other interests of Employer,

                                (b)           in the event of a conviction of Executive of, or a plea of nolo contendere to, (A) any violent felony or misdemeanor resulting in a jail sentence, (B) any felony involving moral turpitude or (C) a criminal violation of federal or state securities laws,

                                (c)           any material failure to perform Executive’s duties as set forth in this Agreement which results in material harm to Employer, after reasonable notice and the opportunity to cure,

                                (d)           gross negligence, incompetence or willful misconduct in the performance by the Executive of his duties,

                                (e)           refusal by the Executive, without proper reason, to perform his duties,

                                (f)            the Executive willfully engaging in conduct that is materially injurious to Employer or its subsidiaries (monetarily or otherwise),

                                (g)           unauthorized disclosure by the Executive of Confidential Information, as such term is defined in Section 10 of this Agreement, or the unauthorized disclosure of proprietary material information of Employer or an affiliate), or

                                (h)           Employer’s reasonable belief supported by a legal opinion that Executive has engaged in a violation of any statute, rule or regulation, any of which in the judgment of Employer is harmful to Employer’s business or to Employer’s reputation.

                                Upon termination of Executive’s employment hereunder for Cause, Executive will have no rights to any unvested benefits or any other compensation or payments after the termination date.

                                6.2          Termination Other Than For Cause.  The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

                                (a)           By Executive.  Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive upon not less than three business days’ written notice to Employer specifying such reason:

                                                1.             if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets;

                                                2.             the sale by Employer of substantially all of its assets;

                                                3.             a decision by Employer to terminate its business and liquidate its assets;

                                                4.             Employer’s corporate offices move out of the Denver Colorado metropolitan area; or

                                                5.             the holder of any convertible debenture issued by Employer prior to the date of this Agreement declares a default or accelerates any obligations under any of the terms of such debentures; or

                                                6.             a material breach of this Agreement by Employer except to the extent that the material breach results directly or indirectly from Employer’s lack of funding to cure any element of such material breach.

                                (b)           By Employer Without Cause.  The Employer may terminate this Agreement without Cause at any time upon not less than 60 days’ written notice to the Executive.

                                (c)           Death.    This Agreement shall terminate upon the death of Executive.

                                (d)           Disability.  The Employer may terminate this Agreement upon the permanent disability of the Executive.  Executive shall be considered disabled (whether permanent or temporary) if:  (i) he is disabled as defined in a disability insurance policy purchased by or for the benefit of the Executive; or (ii) if no such policy is in effect, he is incapacitated to such an extent that he is unable to perform substantially all of his duties for Employer that he performed prior to such incapacitation.

                                (e)           Material Breach as a Result of Lack of Funding.  If the Employer breaches this Agreement but such breach results directly or indirectly from Employer’s lack of funding to cure any element of such material breach (and therefore such material breach is not a basis for termination by Executive under Section 6.2(a)(5), Executive may terminate this Agreement upon not less than 30 days’ prior written notice specifying such breach.

                                6.3          Notice of Termination.  Any termination of the Executive’s employment by the Employer or by the Executive (other than termination pursuant to Section 6.2(b) above) shall be communicated by written Notice of Termination to the other party.

                                6.4          Compensation Upon Termination.

                                (a)           Upon a termination of this Agreement pursuant to Section 6.2(a), Employer shall pay to Executive a cash severance payment in an amount equal to the sum of (i) one year of Executive’s annual salary payable in a lump sum payment within three months of the Executive’s termination pursuant to Section 6.2(a), and (ii) the pro-rated portion (based on the number of days in the calendar year ending prior to the effective date of such termination of Executive by Employer) of any Cash Bonus for the year in which the termination occurred that has been earned but has not been paid to Executive, which shall not be less than any bonus with respect to the previous calendar year, in each case.

                                (b)           Upon a termination of this Agreement pursuant to Section 6.2(b), Employer shall pay to Executive: (i) twelve months of his annual salary then in effect, and (ii) the pro-rated portion (based on the number of days in the calendar year ending prior to the effective date of such termination of Executive by Employer) of any Cash Bonus for the year in which the termination occurred that has been earned, but has not been paid to Executive, in both cases payable upon such termination.

                                (c)           Following the termination of this Agreement pursuant to Section 6.2(c), Employer shall pay to Executive’s estate the compensation which would otherwise be payable to Executive to the end of the month in which his death occurs, including the pro-rated portion (based on the number of days in the calendar year ending prior to the effective date of such termination of Executive by Employer) of any Cash Bonus for the year in which the termination occurred that has been earned but has not been paid to Executive.

                                (d)           If Employer elects to terminate this Agreement in the event of permanent disability of the Executive as described in Section 6.2(d), if the Employer terminates this

Agreement for Cause as set forth in Section 6.1, or if the Executive elects to terminate this Agreement pursuant to 6.2(e), Employer shall pay to Executive (i) compensation and benefits through the Date of Termination; any such payment, however, shall (in the case of a termination pursuant to Section 6.2(d)) be reduced by disability insurance benefits, if any, paid to Executive under policies (other than group policies) for which Employer pays all premiums and Executive is the beneficiary, and (ii) the pro-rated portion (based on the number of days in the calendar year ending prior to the effective date of such termination of Executive by Employer) of any Cash Bonus for the year in which the termination occurred that has been earned but has not been paid to Executive.

                                7.             Termination by Executive due to Change of Control.  Upon the occurrence of any Change of Control, the Executive may terminate this Agreement upon not less than thirty days’ written notice to Employer.

                                7.1.         Change of Control — Definition.  For purposes of this Agreement, a “Change of Control” shall mean the happening of any of the following:

                                (a)           A majority of the persons who were members of the Board of Directors before any cash tender offer, merger or other business combination, sale of assets, sale or transfer of Employer’s stock or other equity securities, or contested election or combination of the foregoing, shall cease to constitute a majority of the directors after the completion of such event; or

                                (b)           The closing of: (i) a merger, consolidation or reorganization of Employer with or into another corporation in which the holders of Employer’s common stock immediately before such merger, consolidation or reorganization do not, immediately following such merger, consolidation or reorganization, hold as a group on a fully diluted basis both the ability to elect at least a majority of the directors of the surviving corporation (or its parent), and at least a majority in value of the surviving corporation’s (or its parent’s) outstanding equity securities, or (ii) a sale or other disposition of all or substantially all of the assets of Employer, unless Employer owns 50% or more of the outstanding voting securities or other equity interests of the transferee at the time of the transfer.

                7.2.         Compensation Upon Termination by Executive Upon a Change of Control.  Upon a termination upon a Change of Control Employer shall pay Executive a cash severance payment in an amount equal to the sum of (a) one year of Executive’s annual salary payable in a lump sum payment within three months the Executive’s termination pursuant to Section 7, and (b) the pro-rated portion (based on the number of days in the calendar year ending prior to the effective date of such termination of Executive by Employer) of any Cash Bonus for the year in which the termination occurred that has been earned but has not been paid to Executive, which shall not be less than any bonus with respect to the previous calendar year, in each case.  In addition, in the event of a Change of Control, all of Executive’s equity-based compensation shall immediately vest regardless whether the Executive is retained by the Employer or successor following the Change of Control.

8.             Covenant Not To Compete.

(a)           Except as otherwise provided for in this Agreement, during the Term of this Agreement and, if this Agreement is terminated for any reason during the Term, for one year following such date of termination (the “Termination Period”), the Executive shall not, directly or indirectly, compete with respect to any services or products of Employer which are either offered or are being developed by Employer as of the date of termination; or, without limiting the generality of the foregoing, be or become, or agree to be or become, interested in or associated with, in any capacity (whether as a partner, shareholder, owner, officer, director, executive, principal, agent, creditor, trustee, consultant, co-venturer or otherwise), any individual, corporation, firm, association, partnership, joint venture or other business entity, which competes with respect to any services or products of Employer which are either offered or are being developed by Employer as of the date of termination; provided, however, that the Executive may own, solely as an investment, not more than 9.99% of any class of securities of any corporation in competition with Isonics whose securities are traded on any national securities exchange in the United States of America.

                                (b)           Employer and Executive agree to the following: this provision does not impose an undue hardship on Executive and is not injurious to the public; this provision is necessary to protect the business of Employer and its affiliates; the nature of Executive’s responsibilities with Employer under this Agreement require Executive to have access to Confidential Information, as such term is defined in Section 10 of this Agreement, which is valuable and confidential to all of the business; the scope of this Section 8 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 8, including consideration herein.

                                (c)           In the event that any of the covenants in this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                                9.             Non-solicitation.  During the term of this Agreement and, if applicable, during the Termination Period, the Executive shall not, directly or indirectly, (i) induce or attempt to influence any executive or other employee of Isonics to leave its employ, (ii) aid or agree to aid any competitor, customer or supplier of Isonics in any attempt to hire any person who is an executive or other employee of Isonics, or (iii) induce or attempt to influence any person or business entity who was a customer or supplier of Isonics during any portion of said period to transact business with a competitor of any aspect of Isonics’ business.

                                10.          Confidentiality.

(a)           Executive acknowledges that, during the course of Executive’s employment with Employer, Executive may have developed Confidential Information (as defined below) for Employer, and Executive may have learned of Confidential Information developed or owned by Employer or its affiliates or entrusted to Employer or its affiliates by others.  Executive agrees that Executive will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law.

(b)           “Confidential Information” means any and all information relating to Employer that is not generally known by the public or others with whom Employer does (or plans to) compete or do business, as well as comparable information relating to any of Employer’s affiliates.  Confidential Information includes, but is not limited to, information relating to the terms of this Agreement, as well as Employer’s business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications.  Confidential Information also includes, but is not limited to, comparable information that Employer may receive or has received belonging to customers, suppliers, consultants and others who do business with Employer, or any of Employer’s affiliates.

(c)           “Confidential Information” does not include any information that is: (i) shown to have been developed independently by Executive prior to Executive’s employment with Employer; or (ii) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that Executive have first promptly notified Employer of such disclosure requirement and have cooperated fully with Employer (at Employer’s expense) in exhausting all appeals

                                11.          Property of Employer.  Upon any termination from Employer, Executive agrees to return to Employer any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to Employer, or any of its affiliates, whether or not constituting confidential information; and Executive agrees to return to Employer any other property, including but not limited to a laptop computer, belonging to Employer, no later than the date of Executive’s termination from employment for any reason, and Executive further agrees not to retain copies of any Confidential Information.  Upon termination of this Agreement or employment hereunder, Executive who has been using a computer owned by the Employer may purchase said computer from the Employer for fair market value provided the information in the computer is backed up in the Employer’s data files and all Confidential Information has been deleted from the computer in a manner reasonably satisfactory to the remaining senior officers of the Employer.  The Executive will pay the Employer the fair market value of such computer as may be reasonably determined by the Employer.

                                12.          Section 280G Safe Harbor Cap.  In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the

Employer, or any person or entity that acquires ownership or effective control the Employer or ownership of a substantial portion of the Employer’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive.  All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 12, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Employer (the “Accounting Firm”).  If the Accountant determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in Section 6(e) (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Employer on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Employer), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Employer shall refund the amount to the Executive), and the Employer shall pay Executive an amount equal to the difference between the Total Payments and the Shortfall Cap.

                                13.          Remedies.  Notwithstanding other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive’s violation of any of Sections 8, 9, 10 or 11 of this Agreement would cause Employer irreparable harm that would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of the Sections 8, 9, 10 or 11.  The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 8, 9, 10 or 11.  Executive also agrees that a violation of any of Sections 8, 9, 10 or 11 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Executive any and all funds, including, without limitation, wages, salary and profits, which will be held by Executive in constructive trust for Employer, received by Executive in connection with such violation.

                                14.          Indemnification.

                                (a)           Employer agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the California Corporation Code, and by the Articles of Incorporation and Bylaws of Employer, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and Employer.

                                (b)           The indemnification provision of this Section 14 shall be in addition to any liability which Employer may otherwise have to Executive.

                                (c)           If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify Employer with reasonable promptness.  Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and Employer shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with Employer and any counsel designated by Employer.  Employer shall be liable for any settlement of any claim against Executive made with Employer’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the California General Corporation Law and the Certificate of Incorporation and Bylaws of Employer, as may be amended from time to time.

                                15.          Arbitration.

                                (a)           Any dispute arising between the parties to this Agreement, including, but not limited to, those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in the State of Colorado, before an experienced employment arbitrator and selected in accordance with the rules of the American Arbitration Association labor tribunal.  Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim.  Other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne equally by the parties hereto.

                                (b)           Should any party to this Agreement hereafter institute any legal action or administrative proceedings against another party with respect to any claim waived by this Agreement or pursue any other Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorney’s fees incurred as a result of such action.

                                16.          Fees.  Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

                                17.          Professional Fees and Costs.  Each of the Parties shall be responsible to pay his or its respective attorneys’ and other professional fees and costs incurred in connection with the negotiation and drafting of this Agreement.

                                18.          Disclosure.  Executive agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Executive and authorizes Employer, at its election, to make such disclosure.

                                19.          Representation of Executive.  Executive represents and warrants to Employer that Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement.  Executive agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.  Executive further represents and warrants to Employer that Executive has consulted with his legal, tax, accounting, and investment advisors with respect to the advisability of entering into this Agreement to the extent that the Executive has determined such consultation to be necessary or appropriate.

                                20.          Assignability.  During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Executive’s consent to a successor by sale, merger or liquidation, if such successor carries on the Employer’s business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.  This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

                                21.          Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO EMPLOYER TO:	Isonics Corporation 5906 McIntyre Street Golden, CO 80403 Attention: Chairman of the Compensation Committee

IF TO EXECUTIVE TO:	Gregory A. Meadows

                                22.          Severability.  If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

                                23.          Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

                                24.          Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to the conflicts of law provisions of such laws.

                                25.          Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the relationship between Executive and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the Chairman of the Compensation Committee.

                                26.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

ISONICS CORPORATION

By:	/s/ Richard Hagman
Richard Hagman, Chairman
Compensation Committee

EXECUTIVE:

/s/ Gregory A. Meadows
Name: Gregory A. Meadows